Exhibit 99.1

For Immediate Release

Ignite Restaurant Group, Inc. Announces
Sale of Romano’s Macaroni Grill to Redrock Partners, LLC

Houston, TX — (BUSINESS WIRE) — March 10, 2015 — Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that it has entered into a definitive agreement to sell its Romano’s Macaroni Grill subsidiary to Redrock Partners, LLC. Under terms of the agreement, Ignite Restaurant Group will receive approximately $8.0 million in cash, prior to any adjustments for transaction related costs. The transaction is expected to close within 30 days, subject to customary closing conditions.

Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group, Inc., stated, “We continue to believe in the underlying strengths of the Macaroni Grill business. Unfortunately, the brand was unable to deliver, in a timely manner, on the milestones we established. As a result, we decided that it was in the best interest of Ignite and our shareholders to sell the brand. The divestiture of Mac Grill will enable us to focus our resources on building momentum at Joe’s Crab Shack, while growing Brick House Tavern & Tap. We are very appreciative of the efforts of the entire Macaroni Grill team and believe that Redrock Partners will provide the leadership to ultimately achieve success in this brand.”

Ignite Restaurant Group will discuss the transaction during its previously announced conference call on Thursday, March 12, 2015 at 5:00 PM Eastern Time, during which fourth quarter 2014 financial results will also be discussed. The conference call can be accessed live over the phone by dialing 888-670-2246 or for international callers by dialing 913-312-1496. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 1792516. The replay will be available until March 19, 2015. The call will also be webcast live from the Company's website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns, and operates restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts currently includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Investor Relations

Fitzhugh Taylor

(203) 682-8261

fitzhugh.taylor@icrinc.com